Consent of Ernst & Young LLP



                                                                  EXHIBIT 23(b)






We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Gabelli Asset Management Inc. (the "Company") for the registration of 500,000 shares of Class A Common Stock and to the incorporation by reference therein of our report dated March 18, 2002, with respect to the consolidated financial statements and schedules of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP
------------------------
Ernst & Young LLP
5 Times Square
New York, New York 10036
February 3, 2003